Exhibit 10.5

In the year two thousand two.

On the thirtieth of September,

Before me, Luc WEYTS, Doctor of Law, Notary Public in Mechelen.

THERE DID APPEAR:

1. The limited liability company “AILANTHUS,” with registered office located in Huldenberg, Jan Vander Vorstlaan 19, incorporated by a deed executed before the undersigned notary public Luc Weyts on the thirteenth of October nineteen hundred ninety-seven, published in the Annexes to the Belgian State Gazette on the fourth of November thereafter under number 971104-658, and of which the articles of incorporation have not been amended until now.

Registered in the commercial register in Leuven under number 98.006.

Value-Added Tax number BE461.745.338.

Here represented Mr. VANCRAEN, Wilfried Frans Isidoor, residing in Huldenberg, Jan Vander Vorstlaan 19, acting in his capacity as managing director, authorized to represent the company individually both in legal proceedings and extrajudicial matters, named for this purpose in the aforementioned deed of incorporation.

Hereinafter called “the lessor”.

2. The limited liability company “MATERIALISE,” with registered office located in 3001 Heverlee, at Technologielaan 15, incorporated pursuant to a deed executed before the undersigned notary public Luc Weyts on the twenty-eighth of June nineteen hundred ninety, published in the Annexes to the Belgian State Gazette on the first of August thereafter under number 900801-272, and of which the articles of incorporation were amended several times and most recently by deed executed before the undersigned notary public Luc Weyts on the nineteenth of June two thousand two, published in the Annexes to the Belgian State Gazette of the tenth of August thereafter under number 20020810-129.

Registered in the commercial register in Leuven under number 77-324.

Value-Added Tax number BE 441.131.254.

Here represented by Mr. VANCRAEN, Wilfried Frans Isidoor, residing in Huldenberg, Jan Vander Vorstlaan 19; acting in his capacity as managing director, authorized to represent the company individually both in legal proceedings and extrajudicial matters, appointed for this purpose at the extraordinary General Meeting held on the twenty-third of December nineteen hundred ninety-seven, published in the Annexes to the Belgian State Gazette on the sixth of May nineteen hundred ninety-eight thereafter under number 980506-167.

Concerning conflict of interest in companies, the relevant procedure was followed.

Hereinafter called “the lessor”.

Introductory explanation

By deed executed before the undersigned notary public Luc Weyts in Mechelen on the eighteenth of December nineteen hundred ninety-eight, recorded at the second mortgage office of Leuven on the thirteenth of January nineteen hundred ninety-nine, book 6552, number 19, the Party under 1. did grant a lease agreement to the party under 2., with respect to the below-named real property:

CITY OF LEUVEN (14th surveyed district) (formerly Haasrode)

An industrial land parcel with an industrial building to be built, located in the industrial park/research park, on and with land, Technologielaan 15, surveyed according to title as Section C, numbers 41/H/part, 46/E. 48/N and 51/C, in size seventy-one ares, forty-three centiares, now surveyed as Section C, number 41/M, for the same area (71a 43ca).

It is the intention of this deed to expand the aforementioned lease with construction at the existing industrial building and the adjacent parking places.

Supplementary leasing agreement

The parties appearing requested that I, the notary public, authenticate a supplementary lease agreement stating that the party appearing under 1. grants to the party appearing under 2 the below-stated real property:

Description of the real property

CITY OF LEUVEN (14th surveyed district) (formerly Haasrode)

Construction at existing industrial building with five hundred eighty-five square meters (ground floor and second floor) and laid-out parking places, on Technologielaan, on a plot of land, now surveyed as Section C, parcel number 41/M (as stated above).

Origin of the property

The lessor states that he is the owner of the aforementioned property in full ownership by having purchased it from the Intercommunal Society for Spatial Planning and the Economic-Social Expansion (“Intercommunale Maatschappij voor de Ruimtelijke Ordening en de Economisch-Sociale Expansie”) of the District Leuven, called Interleuven, pursuant to a deed executed before Ms. Robbrecht, Godelieve, auditor of the Purchase Committee in Mechelen, on the eighteenth of February nineteen hundred ninety-eight, recorded at the second mortgage office in Leuven on the thirteenth of March thereafter, book 6277, number 14.

Conditions

ARTICLE 1 - Introduction

The lessor has purchased the aforementioned plot as stated in the origin of the property.

The lessor has paid the price of the aforementioned land, being in total the amount of twelve million nine hundred eight thousand four hundred and fifteen (12,908,415.00) Belgian francs, i.e. three hundred nineteen thousand nine hundred ninety-one euros and twenty-five cents (319,991.25), with the understanding that this sum includes the deed costs and fees.

Article 2 - Construction

1. The lessor has committed itself at its expense to construct on the aforementioned land an adjacent industrial building (construction), as well as constructing parking places, in accordance with the plans drawn up by architect Rimanque at the request of the lessee.

2. Building shall mean, in the sense of this agreement, the shell of the building, its accesses, as well as the parking facility, the plasterwork, the cabinetwork, the glasswork, the flooring, the false ceilings, the sanitary fittings, the heating and the lighting, the electrical installation without lighting fixtures, but including the air conditioning.

Parking places shall mean the constructed parking places with green spaces.

3. The total amount invested by the lessor shall not exceed the sum of three hundred twenty-three thousand five hundred sixty-five euros (323,565.00), with the understanding that any excess shall be paid by the lessee without this payment’s ever having any effect on the absolute ownership right of the lessor over the complete finished building as described in 2. above.

4. All other equipment shall be paid for by the lessee and shall remain the property of that company, among other things: the lighting fixtures and the lighted advertising, the loose material required for the operation, production material, etc. This summary is descriptive but not limitative.

5. The supervision over the work and verifying the invoices shall be entrusted to the Office Rimanque (“Studiebureau Rimanque”), recognized by both parties, acting in close cooperation with the technical management of the lessee.

6. The studies and calculations for the foundation, the supporting walls, the metal framework and reinforced concrete shall be entrusted to the Office Rimanque, recognized by the lessee and who shall take complete responsibility for the execution of these works.

7. The lessor shall honor any other obligations entered into with official authorities. In the case that these obligations entail any expenditures, these shall be added to the construction price.

8. The construction started on the fifteenth of June two thousand one.

Article 3 - Lease

From now on, the lessor commits itself to lease the land and the construction as listed and defined above to the lessee who assumes the obligation to accept this under the conditions described below.

The taking into use took place on the first of October two thousand one.

Accordingly, the following shall be agreed:

I. Duration

The lease shall begin to run on the first of October two thousand one and expires on the thirtieth of September two thousand sixteen.

II. Lease Price

1. There shall be owed by the lessee to the lessor a financing lease compensation that has been calculated on the basis of an investment of three hundred twenty-three thousand five hundred sixty-five (323,565.00) euros (excluding Value-Added Tax), a duration of fifteen years and an interest rate of six point five percent (6.50%) per year by means of one hundred eighty repayments, as follows: the first six months, zero euros (0.00), after that six months four thousand euros (4,000.00), and after that annually a decreasing amount, to the last three years with a linear repayment; this in accordance with the repayment table attached hereto.

2. There shall be no postponement or reduction whatever of the compensation required by reason of hindrance of use, regardless of what the causes, the extent or the duration thereof may be.

3. Any delay shall result in legally charging delay interest at twelve percent (12%) per year, which shall begin eight days after the due date.

4. The lessee shall pay therefore the compensation and, during the entire duration of the contract, the real property levy and taxes of all nature on the buildings, as well as all new business taxes that may be implemented.

In case this clause is declared null and void by the law, the lessee and the lessor commit themselves already now to revise the lease price in joint consultation, so that the income of the lessor from the leased property does not diminish.

III. Insurance and responsibility

During the entire duration of the contract, the lessee shall repay the insurance premiums against fire risk of the property, underwritten by the lessor, to the latter.

The lessee furthermore commits itself to insure its responsibility as lessee for its full value against fire, as well as against recourse from the neighbors.

These insurance pollicies shall be entered into with the company Commercial Union Belgium (CUB) under customary market conditions. It shall, however, be permitted to the lessee to take out an insurance policy with another insurance company.

IV. Improvement, constructions, maintenance, use

1. Upon normal or premature termination of the rights of the lessee, all improvements that the lessee has made to the property that is the subject of this contract shall legally belong to the lessor, without any compensation having to be paid in that regard.

2. The described goods shall be principally leased to serve as office and production spaces. The lessee shall be permitted to perform all related activities in the broadest sense.

3. The lessee must bear the costs of water, gas and electricity consumption, as well as subscriptions for the rental and maintenance of the meters.

4. The small and large repairs of any nature to all buildings shall be performed through the care and at the expense of the lessee, who shall not demand any compensation or reduction of the lease price from the lessor.

5. When the lessee vacates the buildings, he must leave the latter in a good state of maintenance, with repairs of any nature having been performed. In the event that the leased premises upon being vacated shall not be in a good state of maintenance, the lessor shall have the right urgently to have the necessary work performed, without prior notice of default, and exclusively at the expense of the lessee.

6. The property is provided with installations for water, central heating, air conditioning, etc. The lessee shall bear in connection with these installations, all expenses, both large and small, as well as those arising from official supervision to which they are subjected.

Article 4 - Breaking - Expropriation - Relinquishment of lease and sublease

1. If the lessee does not maintain the buildings in good condition, the lessor shall expressly have the right to perform the necessary repairs at the expense of the lessee.

2. In case of any disagreement about the maintenance activities at the cost of the lessee, breaking of the agreement can only be obtained if the lessee does not perform the repairs that he is charged to make by a judgment or final and conclusive decision within a normal period.

3. In case of expropriation of the property, the lessee renounces any demand that in any way would reduce the compensation due to the lessor.

4. The lessee shall have the right to relinquish the lease, to put it into a company and to sublease, but on the condition that it remains severally liable for the payment of the compensations and for the performance of the obligations.

5. In case of merger of the lessee with another company, the company or the absorbing company shall legally assume the rights and obligations arising from this contract.

6. Dissolution of the financing agreement

If the lessee for whatever reason does not comply with one of the obligations imposed on him by the present contract of financing lease, the lessor shall have the right to obtain the dissolution of the agreement at the lessee’s expense.

This also applies in case of bankruptcy, request for moratorium or stopping of the activities of the lessee.

In that case, the lessor shall have the right to demand the immediate payment from the lessee of an amount that shall be determined as follows:

a.	the arrears, if any, in the financing lease compensations with interest for delay mentioned in Article 3.

b.	the still-owed remaining amount in capital established in accordance with the repayment table then valid, increased by the interest starting on the last-paid monthly due date to the day of the actual payment.

c.	when the occasion arises, all other sums that would be owed pursuant to the financing lease agreement.

d.	an irreducible compensation that has been established by mutual agreement at six (6) months’ interest at the interest rate then valid for the calculation of the financing lease price, calculated on the capital still owed.

In any case other than bankruptcy or request for moratorium, such a claim for dissolution must be preceded by a notice of default by registered mail, and the dissolution can only take place at the earliest one month after the notice of default.

Article 5 - Preferential right in case of sale of the property.

In case the lessor should put the property up for sale during the lease period, the lessee shall have a preferential right for the purchase.

The lessee shall be informed about the conditions for the sale by a registered mail; the lessee shall, calculated from the day of receipt of the letter, have a month at his disposal to decide. This decision shall be announced to the lessor by registered mail within a month.

These provisions shall not be applicable, however, if the property is sold publicly. In that case, the lessor must notify the lessee by registered mail of the place and date of the sale, as well as the name and address of the executing notary public at least fifteen (15) days before the first allocation.

Article 6 - Reliability with respect to third-party buyers

It shall be expressly agreed between the parties that the lessor, its claimants and any later owners commit themselves, in case of sale of the real property, to stipulate that the purchaser shall respect this agreement for the complete duration provided therein and for all clauses therein stated.

Article 7 - Option to purchase

Insofar as the lessee has maintained the capacity of lessee until the end of the lease period and has met his obligations arising from the present contract, he shall at that time have available an option to purchase the leased property.

This option must be exercised in the month following the expiration of the period; the price shall be payable upon execution of the deed.

The option price shall be equal to seventy-three thousand seven hundred sixty-three euros (73,763.00).

Article 8 - Environment

The lessor declares before entering into the present agreement that he has informed the lessee of the content of the soil certificate provided by OVAM [Public Flemish Waste Materials Company] on the fifth of December two thousand one, according to Article 36 of the Flemish Soil Decontamination Decree, literally stated below:

“For this surveyed plot, there are no data available in the register of contaminated lands because no data are available at the OVAM.

Comment:

Lands on which an installation is or was established, or an activity is or was performed that is included in the list referred to in Article 3 § 1 of the soil decontamination decree can, starting 1 October 1996, only be transferred if an orienting soil examination is provided in advance to the OVAM with a statement of the transfer.

This certificate replaces all prior certificates.

In Mechelen, 05 Dec 2001.”

The lessor declares further that there is or was no installation established on the land and that no activity is or was performed that is included in the list of installations and activities that can cause soil contamination. In good faith, he declares that he has no knowledge of any soil contamination that can cause damage to the lessee or to third parties, or which could give rise to a decontamination obligation, to use limitations or other measures that the public authorities can impose in this connection.

The undersigned notary public has previously pointed out to the lessor the possibility in this regard of having an orienting soil examination performed.

Article 9 - Assignment of competence

The civil court of the District of Leuven shall be solely competent in any dispute in connection with the validity and the interpretation as well as with the performance of the present contract.

The nullification of any clause whatsoever in this deed shall not have as a consequence the nullification of the entire agreement. The parties should in that case replace the invalid clause with another clause that gives the same legal and economic result.

Concluding provisions

1. The costs, fees and honoraria in connection with this deed shall be at the expense of the lessee.

2. For the performance of this deed, the parties choose domicile at their respective registered offices.

3. The undersigned notary public confirms the identity of the parties, for the notaries law based on the identity cards and for the mortgage law on viewing the extracts from the civil register of births, deaths and marriages (or any other proof of identity, or a deed of identification).

4. The mortgage registry is officially discharged from taking any record as a result of the transfer of this deed.

5. The undersigned notary public has completely informed the parties about the rights, obligations and burdens that arise from this deed and has given them advice in an impartial manner. The parties appearing acknowledge that the undersigned notary public has explained to them that if he finds manifest conflicting interests or clearly unbalanced provisions, he must call their attention to this and must state that each party has the free choice to designate another notary public or to be assisted by an attorney. The parties appearing have declared that this does not occur in this deed or that, should the occasion arise, they waive this choice.

6. The undersigned notary public has read aloud in their entirety the statements in Article 12, first and second paragraph, of the Notaries Act (data about himself, the parties, any witnesses, place and date of the deed) and the changes that were made to the previously provided draft deed.

He has explained the remaining part of this deed to the parties appearing, as well as any annexes attached hereto. The parties acknowledge that they have been informed about a draft of the deed on the sixteenth of September two thousand two, being five work days before the execution thereof.

WHEREOF DEED

Executed in Mechelen, at the office, on the aforementioned date.

After reading aloud, the parties signed the deed with me, the notary public.

Statement for the tax authorities: the undersigned notary public declares that this agreement falls under Article 18 §2 of the Value-Added Tax Code and that all conditions in this regard have been met. As a result, the undersigned notary public requests application of Article 159, 10th Registration Fees Code.

[signature]

[signature]

EUROS
Starting capital	323,565
Interest rate %	6.50%

Number of monthly periods	180
(changeable amount)
Remaining capital	73,763

Month	Repayment	Interest	Capital Repayment	Outstanding Capital
1	0.00	1,753	-1,753	325,318
2	0.00	1,762	-1,762	327,080
3	0.00	1,772	-1,772	328,851
4	0.00	1,781	-1,781	330,633
5	0.00	1,791	-1,791	332,424
6	0.00	1,801	-1,801	334,224
7	4,000.00	1,810	2,190	332,035
8	4,000.00	1,799	2,201	329,833
9	4,000.00	1,787	2,213	327,620
10	4,000.00	1,775	2,225	325,394
11	4,000.00	1,763	2,237	323,157
12	4,000.00	1,750	2,250	320,907
13	3,450.00	1,738	1,712	319,196
14	3,450.00	1,729	1,721	317,475
15	3,450.00	1,720	1,730	315,744
16	3,450.00	1,710	1,740	314,005
17	3,450.00	1,701	1,749	312,255
18	3,450.00	1,691	1,759	310,497
19	3,450.00	1,682	1,768	308,729
20	3,450.00	1,672	1,778	306,951
21	3,450.00	1,663	1,787	305,164
22	3,450.00	1,653	1,797	303,367
23	3,450.00	1,643	1,807	301,560
24	3,450.00	1,633	1,817	299,743
25	3,333.00	1,624	1,709	298,034
26	3,333.00	1,614	1,719	296,315
27	3,333.00	1,605	1,728	294,587
28	3,333.00	1,596	1,737	292,850
29	3,333.00	1,586	1,747	291,103
30	3,333.00	1,577	1,756	289,347
31	3,333.00	1,567	1,766	287,581
32	3,333.00	1,558	1,775	285,806
33	3,333.00	1,548	1,785	284,021
34	3,333.00	1,538	1,795	282,227
35	3,333.00	1,529	1,804	280,422
36	3,333.00	1,519	1,814	278,608

Month	Repayment	Interest	Capital Repayment	Outstanding Capital
37	3,216.00	1,509	1,707	276,901
38	3,216.00	1,500	1,716	275,185
39	3,216.00	1,491	1,725	273,460
40	3,216.00	1,481	1,735	271,725
41	3,216.00	1,472	1,744	269,981
42	3,216.00	1,462	1,754	268,227